Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated March 20, 2023 with respect to our audit of the consolidated balance sheets of Oranco Inc. as of June 30, 2022 and 2021, and the related consolidated statements of comprehensive income, shareholders’ equity and cash flows for each of the years in the two-year period ended June 30, 2022, including the related notes, appearing in the prospectus, which is a part of this Registration Statement, and to the reference to our Firm under the caption ‘Experts’ in the prospectus.

/s/ PKF Little john LLP

London, United Kingdom

May 1, 2023